Exhibit 99.1

FM:  Indian River Banking Company
     Contact: Andy Beindorf (772) 563-2329

April 9, 2003

NEWS RELEASE
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For Immediate Release

                 INDIAN RIVER BANKING COMPANY POSTS 1ST QUARTER
                  RESULTS: BANK'S ASSETS PASS $500 MILLION MARK

Indian River Banking Company announced financial results for the three months ending March 31, 2003. The company earned $1.255 million in the first three months of 2003, compared to $1.474 million in the same period in 2002. Earnings in the first quarter of 2002 included $432 thousand of gains on the sale of securities, net of taxes, compared to only $92 thousand of such gains in 2003. Before the effect of gains from security transactions, the company earned $1.163 million in the first quarter of 2003, compared to the $1.022 million earned in the first quarter of 2002, an increase of 13.8%. The company began restructuring its investment portfolio in the first quarter of 2002 to reduce credit and interest risk and exposure to corporate securities, and as a result recognized an unusually high level of gains.

On a per share basis, earnings per basic share for the first quarter of 2003 were $0.58 compared to the $0.68 per share in the first quarter of 2002 (adjusted for a 10% stock dividend paid in February, 2003). The decline in overall earnings was primarily attributable to lower gains on the sale of investment securities.

Andy Beindorf, President and CEO reported that net interest income increased 16.3% in the first quarter of 2003 over earnings reported in the first quarter of 2002. He also noted that total assets of the company's primary subsidiary, Indian River National Bank (IRNB), were $502 million at March 31, 2003, a 22.4% increase from $410 million in assets reported on March 31, 2002. Mr. Beindorf indicated that the company's growth was primarily due to the successful opening of its eighth branch in February, 2003 in Brevard County as well as the company's continued commitment to developing relationship deposit accounts in its primary market areas. He reported that total deposits at IRNB had increased by $59.6 million or 17.7% during the twelve month period ended March 31, 2003.

IRNB, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $500 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 8 offices from Vero Beach to Rockledge. IRNB specializes in small business banking, in addition to traditional banking services. Financial services offered include: consumer, commercial, and residential lending, as well as Internet banking. Further information is available at www.irnb.com


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